Exhibit 4.48

THIS LOAN AGREEMENT made this 21st day of November, Two Thousand and Thirteen.

BETWEEN :

(I)	CHINA METRO-RURAL HOLDINGS LIMITED , a company incorporated in the British Virgin Islands whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and is listed on the NYSE MKT under the ticker symbol “CNR” (“the Borrower”);

(II)	[Not disclosed] (the Lender).

WHEREAS :-

The Borrower is desirous of borrowing an unconditional and unsecured fixed term loan from the Lender for business purpose and the Lender has agreed to advance a loan of One Hundred and Twenty Million Hong Kong Dollars only (“the Loan”) to the Borrower effective from November 21, 2013 (“the Date of the Advance”) upon the Borrower entering into the covenants and obligations hereinafter contained.

NOW IT IS HEREBY AGREED by the parties hereto as follows :-

1.	REPAYMENT

1.1	Subject to and without prejudice to other provisions, terms or conditions herein contained the BORROWER hereby COVENANTS with the Lender that the Borrower shall repay the Lender in full the Loan within ONE calendar year from the Date of Advance (“Maturity Date”) with interest at 20% per annum, with effect from the Date of the Advance until date of repayment (“Repayment Date”).

1.2	Interest of the Loan is to be compounded on an annual basis, payable on 21st day of each calendar month with the first such compounding to be paid on December 21, 2013.

1.3	Early repayment in full amount of the Loan can be made during any time from the Date of the Advance with no penalty.

1.4	Payment of interest shall be made by issuing a bank cheque in Hong Kong Dollar from the Borrower payable to the Lender dated each 21st day of each calendar month and shall be delivered to the Lender ON or BEFORE the issued date. If late in payment of interest or invalid cheque, 2% penalty calculated on monthly basis will be applied to the overdue interest until payment.

1.5	Repayment of the Loan shall be made in full by issuing a bank cheque in Hong Kong Dollar from the Borrower payable to the Lender dated Maturity Date or Repayment Date and shall be delivered to the Lender ON or BEFORE the issued date. If late in payment of the Loan on the Maturity Date or invalid cheque, 2% penalty calculated on monthly basis will be applied to the Loan until payment.

1.6	If default in repayment of the Loan, the Lender and the Borrower shall negotiate to resolve prior to any legal proceedings brought under paragraph 3.2 under this loan agreement.

2.	TRANSFER

This Agreement may be assigned or transferred in whole only by the Lender and the Borrower shall upon receipt of the notice of such assignment or transfer facilitate any such assignment or transfer of the Agreement.

3.	GOVERNING LAW AND JURISDICTION

3.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong S.A.R.

3.2	The Borrower agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong S.A.R. and irrevocably submits to the non-exclusive jurisdiction of such courts.

4.	DECLARATION

The Lender hereby DECLARE that the Lender had sought independent legal advice in respect of this transaction and the contents of this Agreement.

In case where there are discrepancies in the interpretation of the meaning between English and Chinese versions of this loan agreement, English version shall prevail.

IN WITNESS whereof the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by	)
Sio Kam Seng,	)
its director for and on behalf of the Borrower in the	)
presence of :-)

SIGNED by	)
)
)
Lender in the presence of :-)

Dated : 21st day of November, 2013

***************************************************

CHINA METRO-RURAL HOLDINGS LIMITED

and

[not disclosed]

*************************************************

LOAN AGREEMENT

*************************************************